UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Key Arconic Customers – Airbus, Boeing, United Technologies and GE Aviation - Endorse Company Management Team and Strategy

Arconic Board Issues Letter to Shareholders Highlighting Board and Management’s Clearly Defined Three-Year Plan to Drive Shareholder Value

Plan Focuses on Continued Customer-Centric Innovation, Continued

Cost Effectiveness

Elliott’s Ideas Would Damage Arconic’s Customer Relationships, Risk Company’s Future; Elliott’s Proposed CEO Not Independent, Wrong for Arconic

Arconic Board Urges Shareholders to Vote “FOR” the Company’s Nominees on the WHITE Proxy Card – a Vote “FOR” Arconic’s Strategic Plan and Customer Relationships

NEW YORK, April 10, 2017 – The independent directors of Arconic (NYSE: ARNC) today issued an open letter to shareholders highlighting why key Arconic customers, including Airbus Group, The Boeing Company, United Technologies Corp., and GE Aviation support the Company’s management team and strategy of investing in innovation while continuing to focus on cost effectiveness, why ideas proposed by Elliott Management would put these relationships at risk and how they could damage Arconic’s future. Additional information, including the letter to shareholders, is available at www.arconic.com/annualmeeting.

The full text of the letter follows:

Dear Fellow Arconic Shareholder:

Over the past eight years, your management team, under the leadership of Chief Executive Officer Klaus Kleinfeld, has executed a highly successful transformation and built Arconic into a global leader in precision engineering and advanced manufacturing. Elliott Management (“Elliott”) agrees: “Arconic possesses a world class asset base, and in some cases, one of a kind assets.”1*

Arconic was created through years of deliberate investments developing cutting-edge technology, material science and advanced manufacturing. This, along with management’s focus on strong cost control, has enabled Arconic to very successfully develop long-term customer partnerships and profitably grow.

Your Board and management team have a clear plan to continue the progress we have already made: continue to invest in innovative and high-value solutions for our customers and ensure that customers continue turning to Arconic to help them solve their most critical technological and manufacturing challenges.

ARCONIC CUSTOMERS SUPPORT THE COMPANY’S MANAGEMENT TEAM AND STRATEGY OF INVESTING IN INNOVATION WHILE ENSURING COST EFFECTIVENESS

Arconic has a best-in-class technology portfolio with more than 2,000 pending and granted patents. This includes game-changing innovations: bonding technology that helps automakers build better-performing, stronger, lighter cars and trucks, like the Ford F-150; high temperature blades for jet engines made by Pratt and Whitney and GE that make airplanes fly more efficiently; and 3D printed parts for aerospace giants like Airbus that push the reaches of current technology.

We have a proven 128-year heritage of innovation born in places like Cleveland, Pittsburgh and Davenport. Our deep understanding of our customers’ applications allows us to develop solutions that create substantial value for them. Our innovations drive performance and, paired with our focus on cost effectiveness, have allowed us to successfully build long-term customer relationships.

Today, our hard-working and talented employees make the products that are mission critical to some of the world’s leading companies, including GE, United Technologies, Boeing, Airbus, Ford and PACCAR; these customers believe in what we are doing.

Don’t just take our word for it. Here’s what our customers have to say:

“Arconic has become a key partner to Airbus for new technologies. What I particularly value is Klaus’ deep understanding of the critical levers to support OEM goals. As CEO of Airbus, I fully support his continued leadership of Arconic.”

[1]	Elliott Management letter to shareholders, March 9, 2017
*	Permission to use quotation neither sought nor obtained

•	Tom Enders, CEO, Airbus Group, March 2017

“In a technology-driven sector like aerospace…we need our top-tier suppliers operating as true business and industry partners. Klaus Kleinfeld and his team have…improved our business relationship by focusing in the right areas, increasing our collective competitiveness and delivering innovation and greater value to the customers we serve together in global markets.”

•	Dennis Muilenburg, Chairman, President & CEO, The Boeing Company, March 2017

“Klaus Kleinfeld and his team have been among our most valuable partners in the development of some of the most complex parts that make up Pratt & Whitney’s Geared Turbofan Engine… [we] support Klaus and the rest of Arconic management as they remain focused on the investments that will secure sustainable, long-term growth for UTC, for Arconic, and for our entire industry.”

•	Greg J. Hayes, Chairman, President & CEO of United Technologies Corp., March 2017

“Investments in technology and rate readiness are more important than ever within the supply chains of our growing aviation industry. GE supports Klaus and the Arconic commitment to those priorities and the long-term future of our industry.”

•	David Joyce, GE Vice Chair and GE Aviation President & CEO, February 2017

Shareholders should ask themselves: if Elliott has credible ideas about how to strengthen Arconic’s business, improve operating performance and build long-term value, why haven’t any of our key customers endorsed Elliott?

ELLIOTT’S IDEAS WOULD DAMAGE OUR CUSTOMER RELATIONSHIPS

AND RISK OUR FUTURE

Unfortunately, Elliott fails to understand that the success of our business requires close, collaborative partnerships with our customers that have been built over many years and even decades. By successfully shifting to higher-value, less commoditized products, we have doubled the profitability in Arconic’s businesses over the last eight years. At Arconic, we believe that pricing should reflect the value we bring to our customers – and the greater value we create for them, the greater profitability for our shareholders. In contrast, rather than maintaining or strengthening our close customer ties and innovation edge, Elliott has proposed that Arconic cut R&D spending and “utilize its pricing power with customers”2* – otherwise known as price gouging.

[2]	Elliott letter to shareholders, March 10, 2017
*	Permission to use quotation neither sought nor obtained

These short-sighted ideas might be good for an activist hedge fund investor in the near term. But, they would put our critical customer relationships at significant risk, and potentially lead to the loss of their business altogether – significantly damaging our future.

Arconic’s Board and management have a strong, clearly defined three-year plan that focuses on delivering value to you, our shareholders. Elliott has no clear plan.

Arconic’s Value-Enhancing Path	Elliott’s Value-Destroying Ideas

✓  Focus on sustained profitable growth in attractive markets

✓  Deliver value to customers through unique technology and material science

✓  Continuously invest in innovation for new products and better processes

✓  Disciplined focus on cost efficiencies in the businesses as well as in corporate

✓  Increase capital efficiency with a focus on both short- and long-term returns

✓  Maintain a high-performance team

×    No operational plan presented

×    Likely near-term plan of cutting R&D, which would risk losing the innovative edge that is critical to Arconic’s customers and future profitable growth

×    Indicated plan of price gouging, which would alienate customers and potentially lead to loss of business

×    Recommending a CEO candidate who has reportedly had a difficult relationship with valued Arconic customers; is in breach of his non-compete contract; and has financial arrangements with Elliott

×    Removal of critical and necessary skills from the Board of Directors

ELLIOTT’S PROPOSED CEO IS WRONG FOR ARCONIC AND IS NOT INDEPENDENT

Elliott has proposed that Larry Lawson, a former Spirit AeroSystems CEO and currently Elliott’s consultant, should replace Mr. Kleinfeld, our CEO. In our view, Mr. Lawson is not the right person to lead Arconic. There are significant doubts about his ability to maintain the customer relationships that are an essential element of our future success.

Shareholders should ask themselves: Why did Mr. Lawson depart from both Lockheed Martin and Spirit AeroSystems so abruptly? And what issues did he leave behind?

Here’s what independent third parties had to say about Mr. Lawson’s customer relationships:*

•	In relation to Mr. Lawson serving as CEO of Spirit AeroSystems: “Industry executives and government officials who worked with Lawson said he might not be best suited for often tense negotiations with both Boeing and Airbus about large supply agreements…” (Reuters, 1/27/16)

*	Permission to use quotations neither sought nor obtained

•	Following Mr. Lawson’s departure from Lockheed Martin: “‘The change in leadership could pave the way for better relations with the Pentagon…There’s just been a very bad dynamic established by current [Lockheed] leadership and the customer [the Pentagon]…’” (Richard Aboulafia, aerospace industry analyst, quoted in Fort Worth Star-Telegram, 3/20/13)

…and Mr. Lawson’s mysterious exits from Spirit AeroSystems and Lockheed Martin:

•	Regarding his departure from Spirit AeroSystems: “‘His sudden decision to go with contract negotiations with Boeing and Airbus unresolved is puzzling.’” (Cai von Rumohr, aerospace analyst at Cowen & Co., quoted in the Wall Street Journal, 6/8/16)

•	Regarding his departure from Lockheed Martin: “The departure of Lawson is especially intriguing, because he took over as head of aeronautics only 12 months ago, and he is leaving to lead a second-tier company that has a fraction of the sales his Lockheed unit did.” (Forbes, 3/19/13)

Shareholders should also ask themselves whether Mr. Lawson is a viable CEO candidate given that he is subject to a non-compete agreement with Spirit AeroSystems; Spirit AeroSystems has said Mr. Lawson is already in violation of that agreement as a result of his involvement with Elliott.

And, finally, shareholders must wonder how Elliott’s proposed compensation arrangements with Mr. Lawson would influence his actions if he were to become CEO. Elliott has already paid Mr. Lawson approximately $6.6 million in consulting fees and indemnification payments. In total, Elliott has agreed to pay him approximately $28 million over the course of the next two years, so that if Mr. Lawson became Arconic’s CEO, he would nevertheless continue to be on Elliott’s payroll.

This compensation arrangement creates conflicts of interest. Mr. Lawson is getting paid by Elliott. How will he be objective and act in the best interests of all our shareholders? Elliott should not be permitted to “buy” the next CEO in hopes of influencing him to implement its short-sighted plan.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE “FOR” ARCONIC’S INDEPENDENT NOMINEES AND GOVERNANCE PROPOSALS

Your Board unanimously recommends that shareholders vote “FOR” Arconic’s five highly qualified candidates – Amy E. Alving, David P. Hess, Klaus Kleinfeld, Ulrich Schmidt and Ratan N. Tata – which is a vote in favor of the Company’s strategic plan and a Board that is committed to creating value for all shareholders.

Elliott has no experience operating a business like ours, and the election of its nominees would remove critical skills from your Board and jeopardize our future. Elliott has no fiduciary responsibility to Arconic shareholders. They have misled and manipulated the facts. And they have no plan to deliver value.

After careful study, your Board believes that Arconic has the right strategy and the right team to drive future value. We ask for your support.

PROTECT YOUR INVESTMENT. KEEP ARCONIC ON A STRONG PATH.

VOTE THE WHITE PROXY CARD TODAY.

Thank you.

The Independent Directors of Arconic Inc.:

Patricia F. Russo, Lead Independent Director	Amy E. Alving
Arthur D. Collins, Jr.	Rajiv L. Gupta
David P. Hess	Sean O. Mahoney
E. Stanley O’Neal	John C. Plant
L. Rafael Reif	Julie G. Richardson
Ulrich Schmidt	Ratan N. Tata

Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed WHITE proxy card.

If you have questions, need assistance in voting your shares or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any Blue proxy card that you may receive from Elliott Management.

Submitting a proxy using a Blue proxy card – even if you “withhold” on Elliott Management’s nominees – will revoke any vote you had previously submitted on Arconic’s WHITE proxy card.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.